BRF S.A.
A Public Held Company
CNPJ 01.838.723/0001-27
NIRE 42.300.034.240
CVM 16269-2

ANNOUNCEMENT TO THE MARKET

BRF S.A. (“BRF” or “Company” – BM&FBovespa: BRFS3; NYSE: BRFS), pursuant to CVM Instruction 358 of January 3, 2002, hereby informs its shareholders and the market in general that, as announced on April 16, 2015, it has signed through its subsidiary BRF GmbH, with Singapore Food Industries Pte. Ltd. (“SFI”), documents for the formation of a joint venture in Singapore and the acquisition of 49% of the shares of a new company formed by SFI named SATS BRF Food Pte. Ltd. (“Transaction”). SFI is a wholly owned subsidiary of SATS Ltd., which is the leading provider of gateway services and food solutions in Asia, and listed on the Singapore Exchange.

Upon satisfaction of the conditions precedent set forth in the transaction documents, BRF announces on this date the completion of the Transaction.

The Transaction is in line with BRF's strategic plan of globalizing the Company by means of accessing local markets, strengthening BRF's brands and distributing and expanding its product portfolio around the globe.

São Paulo, June 3, 2015.

Augusto Ribeiro Júnior

Chief Financial and Investor Relations Officer